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                                                                    Exhibit 23.1

            Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the Oil States International, Inc. 2001 Equity Participation Plan, as amended, of our reports dated March 1, 2006, with respect to the consolidated financial statements of Oil States International, Inc., Oil States International, Inc. management's assessment of the effectiveness of internal control over financial reporting, and the effectiveness of internal control over financial reporting of Oil States International, Inc., included in its Annual Report (Form 10-K) for the year ended December 31, 2005, filed with the Securities and Exchange Commission.


                              /s/ ERNST & YOUNG LLP

Houston, Texas
May 18, 2006